                                                                     EXHIBIT 5.1






                                  ROPES & GRAY
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000
                               Fax: (617) 951-7050


                                      July 20, 1999


BEC Funding LLC
800 Boylston Street, 35th Floor
Boston, Massachusetts 02199

         Re:  BEC FUNDING LLC NOTES

Ladies and Gentlemen:

         This opinion is delivered to you in connection with a registration statement on Form S-3 (No. 333-74671) (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $725,000,000 aggregate principal amount of notes (the "NOTES") of BEC Funding LLC, a Delaware limited liability company (the "NOTE ISSUER"). The Notes will be issuable under a Note Indenture (the "NOTE INDENTURE") to be entered into between you and the note trustee named therein.

         We have acted as your counsel in connection with your proposed issuance and sale of the Notes. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied without independent verification upon certificates of your officers, public officials and other appropriate persons.

         In rendering the opinion set forth below, we have relied without independent investigation upon the opinion to you dated the date hereof of Richards, Layton & Finger, P.A. with respect to certain matters governed by Delaware law.

         The opinion expressed herein is limited to matters governed by the laws of The Commonwealth of Massachusetts.

         Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that when the Note Indenture has been duly executed and delivered by the Note Issuer and each of the Notes has been duly executed, authenticated and delivered in accordance with the provisions of the Note Indenture against payment of the purchase price therefor, each of the Notes will constitute (subject to the qualifications in the unnumbered paragraphs at the end hereof) the legal, valid and binding obligation of the
Note Issuer entitled to the benefits of the Note Indenture.

         Our opinion set forth above that the each of the Notes will constitute the legal, valid and binding obligation of the Note Issuer entitled to the benefits of the Note Indenture, is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

         We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters".

         It is understood that this opinion is to be used only in connection with the offer and sale of the Notes while the Registration Statement is in effect.

                                      Very truly yours,

                                      /s/ ROPES & GRAY

                                      Ropes & Gray